UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2021

CENTENE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Blvd., St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	CNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 16, 2021 (the “Effective Date”), Centene Corporation, a Delaware corporation (“Centene”), amended and restated its existing credit agreement (the existing credit agreement, the “Existing Credit Agreement” and, as amended and restated, the “A&R Credit Agreement”) by and among Centene, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other parties thereto. The Existing Credit Agreement was amended and restated to, among other things, (i) extend the various maturities under the Existing Credit Agreement until 2026, (ii) increase the aggregate principal amount of the U.S. dollar unsecured term loan facility under the Existing Credit Agreement (the “Term Loan Facility”) from $1.45 billion to $2.2 billion, (iii) increase the maximum total net leverage ratio permitted under the total debt to EBITDA financial covenant from 3.50:1.00 to 4.00:1.00, (iv) reduce the applicable margin with respect to borrowings to between 1.50% to 1.125%, based on the total debt to EBITDA ratio and (v) include scheduled amortization payments with respect to the Term Loan Facility equal to 0.0% for the first year following closing, 2.5% for the second year following closing and 5% thereafter until maturity.

Centene made a single drawing under the Term Loan Facility on the Effective Date and the proceeds of the thereof were used for, among other things, to (i) fund the redemption of the 5.375% Senior Notes of the Company due 2026 and the 5.375% Senior Notes of WellCare Health Plans, Inc. due 2026 and pay fees and expenses in connection therewith, (ii) refinance the outstanding term loans under the Existing Credit Agreement, (iii) pay related fees and expenses and (iv) general corporate purposes.  The existing $2.0 billion unsecured multi-currency revolving credit facility (the “Revolving Credit Facility”) shall remain in place under the A&R Credit Agreement. Centene made a borrowing under the Revolving Credit Facility on the Effective Date for the purposes of refinancing the outstanding revolving loans under the Existing Credit Agreement.

The loans under the Term Loan Facility are subject to mandatory prepayment with (i) the net cash proceeds of certain debt incurred or issued by Centene and (ii) subject to customary reinvestment rights, the net cash proceeds of certain asset sales, insurance and condemnation events and other dispositions.

The A&R Credit Agreement contains financial covenants, including a minimum fixed charge coverage ratio and a maximum total debt-to-EBITDA ratio. The A&R Credit Agreement also contains customary covenants that restrict Centene and its subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all of its assets, the incurrence of debt and liens, change in the nature of its business, transactions with affiliates and the making of certain investments and restricted payments. The A&R Credit Agreement is subject to acceleration upon the occurrence of an event of default, which includes, among others things, cross-default with regard to indebtedness of Centene or its subsidiaries in excess of $500 million in the aggregate; cross-default with regard to Centene’s outstanding notes; the occurrence of a change of control (as defined in the A&R Credit Agreement); entry of judgment or order to pay of $500 million or more which is not stayed or paid; the occurrence of certain bankruptcy events; failure to make payments under the A&R Credit Agreement when due; breach of representations and warranties or covenants under the A&R Credit Agreement; and invalidity of loan documents.

A copy of the A&R Credit Agreement is attached hereto as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference. The above description of the material terms of the A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
1.1
Fourth Amended and Restated Credit Agreement, dated as of August 16, 2021, among the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: August 18, 2021	By:	/s/ Andrew L. Asher
Andrew L. Asher
Executive Vice President and Chief Financial Officer